Exhibit 5.2

Eli Lilly and Company
Lilly Corporate Center Indianapolis, Indiana 46285 U.S.A. +1.317.276.2000 www.lilly.com

August 21, 2020

Eli Lilly and Company

Lilly Corporate Center

Indianapolis, Indiana 46285

Ladies and Gentlemen:

I am the Assistant General Counsel and Assistant Corporate Secretary of Eli Lilly and Company, an Indiana corporation (the “Company”). I am rendering this opinion in connection with the proposed issuance by the Company, of $850,000,000 in aggregate principal amount of the Company’s 2.500% Notes due 2060 and $250,000,000 in aggregate principal amount of the Company’s 2.250% Notes due 2050 (collectively, the “Debt Securities”) pursuant to a prospectus supplement dated August 20, 2020 (the “Prospectus Supplement”) to the prospectus dated February 19, 2019 contained in the Company’s Registration Statement on Form S-3 (File No. 333-229735) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 19, 2019 under the Securities Act of 1933, as amended (the “Securities Act”), and pursuant to an Indenture, dated February 1, 1991, between the Company and Deutsche Bank Trust Company Americas (as successor to Citibank, N.A.), as trustee (the “Indenture”), and an Underwriting Agreement dated August 20, 2020 (the “Underwriting Agreement”), among the Company and BNP Paribas Securities Corp., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein.

I have examined and am familiar with originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials and such other instruments as I have deemed necessary or appropriate as a basis for the opinions expressed below, including the Registration Statement, the Company’s Amended Articles of Incorporation, the Company’s Bylaws, the Indenture, the global notes representing the Debt Securities and the Underwriting Agreement.

For purposes of the opinions expressed below, I have assumed, without independent investigation, that (i) the Indenture and the Underwriting Agreement have been duly authorized, executed and delivered by the parties thereto other than the Company and constitute valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms; and (ii) any certificates representing the Debt Securities will conform as to form to the forms of global notes examined by me. I have also assumed, without independent investigation, the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

On the basis of, and in reliance on, the foregoing and subject to the assumptions, exceptions, qualifications and limitations contained herein, I am of the opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.

2.	Each of the Indenture and the Underwriting Agreement has been duly and validly authorized, executed and delivered by the Company.

3.

The Company has duly authorized the issuance of the Debt Securities, and the Company has full corporate power and authority to issue the Debt Securities and to perform its obligations under the Debt Securities, the Indenture and the Underwriting Agreement.

I am a member of the bar of the State of Indiana and express no opinion as to the laws of any other jurisdiction.

I hereby consent that Covington & Burling LLP may rely upon this opinion as if it were addressed to such firm.

The foregoing opinion is rendered as of the date hereof, and I assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to my attention or any changes in the law which may hereafter occur.

I hereby consent to the incorporation by reference of this opinion into the Registration Statement and to the reference to my name under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Yours truly,

/s/ Crystal T. Williams

Crystal T. Williams
Assistant General Counsel and
Assistant Corporate Secretary